Exhibit 10(i)

-111-

                         LINCOLN NATIONAL CORPORATION
               EXECUTIVE DEFERRED COMPENSATION PLAN FOR EMPLOYEES
                        Amended Effective May 1, 1996


This Lincoln National Corporation Executive Deferred Compensation
Plan for Employees is established by Lincoln National Corporation
("LNC").

Section 1: Definitions

The following definitions are provided for key terms contained within this document:

1.01. Account. The term "Account" refers to a separate deferred compensation account established by the Employer in the name of each Participant.

1.02. Beneficiary. The word "Beneficiary" refers to an individual designated by the Participant to receive certain benefits enumerated in this Plan.

1.03. Benefits Administrator. The "Benefits Administrator" shall be the LNC Senior Vice President of Human Resources.

1.04. Bonus. The term "Bonus" refers to an amount calculated by reference to the Lincoln National Management Incentive Plan ("MIP"), the LNC Executive Value Sharing Plan ("EVSP"), the American States Insurance Companies Sustained Performance Incentive Plan for Senior Management, the American States' Executive Performance Incentive Compensation Plan ("EPIC"), or any similar bonus plan currently in effect or which may be adopted by Employers in the future.

1.05. Change in Control. A "Change in Control" means that LNC has had a change of control as that term is defined in the LNC Executives' Severance Benefit Plan, as in effect immediately prior to Change of Control. This definition shall always be identical to the definition of "Change in Control" contained in the LNC Executives' Severance Benefit Plan (or any successor plan). Any amendment of the definition contained in the LNC Executives' Severance Benefit Plan (or any successor plan) shall be deemed an amendment of the definition of Change
         in Control contained in this Plan.   Furthermore, in the event
         of a "Change in Control" the term "Change in Control" shall have the definition which was operative on the day immediately preceding that event.

1.06. Compensation. For purposes of the Plan, "Compensation" means the basic cash compensation paid or payable to Participant by the Employer at regular intervals, plus the amounts by which such compensation is reduced pursuant to the Participant's voluntary election, but excluding bonuses, overtime earnings, service awards, and other special compensation.

1.07. Deferrals. The word "Deferrals" refers to the amount that a Participant specifies in his or her Election to defer pursuant to the terms and conditions of this Plan.

1.08. Election. The term "Election" refers to the act of the Participant of stating in writing that he or she intends to participate in the Plan for the calendar year following the year of the execution of the Election.

1.09. Employer(s). The term "Employer" when used in the singular refers to LNC or any individual Subsidiary and when used in the plural (Employers) refers to LNC and all subsidiaries collectively.

1.10. 401(k) Plan. The phrase "401(k) Plan" refers to the LNC and the American States Financial Corporation Employees' Savings and Profit-Sharing Plans, either singly or together as the context implies.

1.11. Hardship. "Hardship" shall mean an unforeseeable emergency to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986, as amended) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

1.12. Insider. "Insider" means those individuals subject to the short- swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934.

1.13. LNCC. "LNCC" means the LNC Compensation Committee constituted as described in the LNC Bylaws.

1.14. Match. The term "Match" refers to a contribution to the Plan made by the Employer equal to (i) 6% of the Participant's Compensation for such year multiplied by the percentage specified in the 401(k) Plan for such calendar year representing the Employer contribution, less (ii) the actual Employer contribution to the 401(k) Plan pursuant thereto for such calendar year, less (iii) the amount credited by the Employer to the LNC Employees' Supplemental Savings and Profit-Sharing Plan and to the American States' Supplemental Savings and Profit-Sharing Plan on behalf of the Participant for such calendar year, and, less (iv) any amount Employer decides in its sole discretion to pay directly to Participant.

1.15. Match Units. "Match Units" means Units contributed pursuant to the Match.

1.16. Paid Units. "Paid Units" means Units with respect to which the Participant has paid the purchase price.

1.17. Participant. The word "Participant" refers to an employee who is a member of a select group of management or highly compensated employees of the Employers.

1.18. Plan. The word "Plan" refers to this LNC Executive Deferred Compensation Plan for Employees.

1.19. Subsidiary. The term "Subsidiary" means any corporation of which 50% or more of the voting stock is owned, directly or indirectly, by LNC.

1.20.    Unpaid Units.  "Unpaid Units" means Units awarded to the
         Participant and which are not vested.

1.21.    Vested Units.  "Vested Units" are Units awarded to the
         Participant that are no longer subject to forfeiture.


Section 2:  Eligibility, Participation, and Disbursements

This Plan is executed by Employers for the benefit of a select group of management and highly compensated Participants, pursuant to which Participants may elect to defer payment of a portion of Compensation and/or Bonus under the Plan.

2.01. The Participant may elect to defer payment of a portion of his or her Compensation under certain conditions hereinafter provided; additionally, Participant may defer a portion of his or her Bonus upon the terms and conditions hereinafter provided.

2.02. The Employer shall have discretion to determine the eligibility of employees to participate under this Plan provided, however, that in order to be eligible, all Participants must be members of a select group of management or highly compensated employees of an Employer.

2.03. Subject to the terms of this Plan, the Participant and the Employer may make the following types of annual Compensation Deferrals for a calendar year:

         a. The Participant may elect to defer a portion of Compensation not to exceed 70% of such Participant's annual Compensation;

         b. Provided that the Participant has made Pre-Tax Contributions to his or her 401(k) Plan in the maximum amount permitted under the terms of the Plan for a calendar year, the Employer shall provide a contribution equal to the Match which will be invested in LNC Phantom Stock if the Match is under the LNC 401(k) Plan or ASFC Phantom Stock if the Match is under the ASFC 401(k) plan.

         c. The Participant may elect to defer a specified amount of Bonus which may be earned by the Participant during the subsequent calendar year, and which is typically paid within six (6) months after the close of the calendar year to which the election relates.

         d. To the extent that a Participant in the 401(k) Plan reaches the contribution limit for that Plan, he or she may elect to defer the additional amounts that otherwise would have been placed in the 401(k) Plan into this Plan.

2.04. The Participant shall file an Election with the Employer in the form attached hereto, which shall specify the timing and amount of Deferrals, if any, to be made under the Plan by the Participant for the prospective pay periods. The Participant shall file an Election prior to the date that such Compensation is earned. The amount deferred may be changed no more frequently than annually and such change is only effective for Compensation paid after the first day of the next succeeding calendar year. An Election shall be irrevocable for any calendar year, provided, however, that in the case of a Hardship withdrawal from one of the 401(k) Plans, the Participant's Election shall be automatically revoked beginning with the first day of the next regularly scheduled payroll period for the remainder of the calendar year.

2.05. If a Deferral or a Match is made for any calendar year, the Employer shall establish an Account in the name of the Participant, to which shall be credited all Deferrals and Matches made on behalf of such Participant. The Employer shall also credit such Account with earnings which would otherwise accrue if the Account were actually invested in the investment options selected by the Participant from among the options offered from time to time by the Employer, provided, however, that any expenses incurred by an Employer (including expenses for Federal and State income taxes) in connection with such Participant's Account may be charged against the Participant's Account. Additionally, Employer makes the following representations concerning the investment options available under the Plan:

         a. Due care will be taken to assure that all Deferrals and Matches are credited in proper proportions to sub-accounts for the phantom investment options selected by the Participant.

         b. The phantom investment options available under this Plan are those set forth on the specimen Form which forms Appendix A of this Plan, including, but not limited to, phantom stock units of LNC common stock. Employees of American States Financial Corporation ("ASFC") and its subsidiaries, may be permitted to specify phantom stock units in ASFC common stock. To the extent such option is made available, the characteristics of ASFC Phantom Stock units shall have the same characteristics and be valued in the same manner as LNC Phantom Stock Units as described in the Plan.

         c. With respect to the phantom stock units, no actual shares of common stock will be issued directly or indirectly under the Plan, and no voting or other rights of any kind associated with the ownership of common stock shall inure
                to any   Participant by virtue of his/her entitlement to
                phantom stock units under this Plan.

         d. With respect to the other investment options currently available under the Plan, Participants have no rights to any assets of any of the funds arising from participation in this Plan.

         e. Participants may change investment option selections, under conditions prescribed by the Benefits Administrator. LNC reserves the right to eliminate, change, and add investment options at any time. LNC is under no obligation to offer any particular investment option, nor to effectuate a selection by a Participant. Any selection shall be treated by the Employer as a mere expression of investment preference on the part of the Participant.

2.06. The Participant's Account shall be paid to the Participant (or his or her Beneficiary) in one lump sum not later than thirty
         (30) days following the earliest to occur of the Participant's
         (a) death, (b) total disability, (c) termination of any and all service with the Employer, or (d) solely in the case of Participants providing services to an Employer in a country other than the United States, such other period as determined in the sole discretion of the Benefits Administrator.

2.07. Notwithstanding the provisions of Section 2.06, a Participant may elect an option other than a lump sum payment prior to the Participant's retirement or termination from service subject to the restrictions contained in this Section 2.07. The election must be made in writing, may be made no less than twelve (12) months prior to the occurrence of the Participant's termination of service with the Employer, and must request an annuity payment option of a type offered by The Lincoln National Life Insurance Company (LNL) to the public. Under no circumstances shall this Section 2.07 be used to enable a Participant to receive any part of his or her Deferrals pursuant to this Plan prior to the earliest to occur of Participant's death, disability, or termination of any and all service with Employer. An election under this Section
         2.07 shall become irrevocable once the Participant is within twelve (12) months of termination.

2.08. Notwithstanding the provisions of Section 2.06, a Participant may make separate elections to receive other than a lump sum payment which shall be applicable in the event of the Participant's death or disability prior to termination of service with the Employer. Such elections must be made in writing and shall under no circumstances require payments to commence prior to twelve (12) months after the date of execution of the election. An election made pursuant to this
         Section 2.08 is irrevocable once made.

2.09. In the event that any legislative body shall pass a statute or a regulatory body or court of competent jurisdiction shall interpret any law to limit the deductibility of any amount otherwise payable under this Plan, then such amount and earnings thereon shall automatically be subject to additional deferral as determined by the LNCC but not for more than five

         (5) years until the Employer is permitted to claim a deduction for amounts paid out pursuant to this Plan. If any amount is deferred pursuant to this Section 2.09 for five (5) years, then it shall be presumed that the amount will never be deductible by the Employer and payments will commence pursuant to this Plan as if the Participant had terminated from service in the year of the determination that such amount shall never be deductible.

2.10. If a Participant plans to voluntarily terminate from service with Employer within twelve (12) months from the effective date of this Plan, he or she may elect to further defer payment by Employer beyond his or her termination date, subject to the following terms and conditions. Such election must be made in writing at least sixty (60) days prior to Participant's termination date. The election shall specify an alternative payment schedule in the form of an annuity of a type currently offered by LNL. Payments made pursuant to such an election shall not commence prior to either twelve (12) months from the date of the election or within sixty (60) days of the termination date of the Participant whichever is later. An election made pursuant to this Section 2.10 is irrevocable once made.

2.11. A Participant may request that the Employer make an immediate, accelerated distribution from his or her Account in the event such Participant has incurred a severe financial Hardship. Payments under this Plan for a severe financial Hardship will not be made to the extent that such Hardship is relieved through insurance proceeds, liquidation of Participant's assets (only to the extent that such liquidation would not itself cause a severe financial Hardship) or by cessation of Deferrals under this Plan. Payments for severe financial Hardship under this Plan are limited to the extent necessary to comply with Treas. Reg. Section 1.457-2. The Employer shall determine whether the Participant has incurred a severe financial Hardship and, in its sole discretion, may grant the immediate, accelerated distribution of all, or a portion of, the amounts then credited to the Participant's Account, provided, however, that such distribution shall not exceed the amount determined by the Employer to be necessary for such Participant to alleviate the severe financial Hardship. If a Participant is an Insider, then such Participant is not eligible for Hardship withdrawals from this Plan.

2.12. The Participant may designate a Beneficiary to receive amounts payable to him or her under this Plan in the event of death. The Participant may revoke or change a Beneficiary designation and name a new Beneficiary by filing a written notice of revocation or other notice of change of Beneficiary with the Employer (on a form prescribed by the Employer), at any time. In the absence of a surviving Beneficiary or a valid Beneficiary designation, the balance in a Participant's Account, if any, shall be paid in one single lump sum to the Participant's estate.

2.13. Interests in this Plan shall not be transferred, assigned, pledged or encumbered. Prior to the time payment is actually made to the Participant or his or her Beneficiary, such Participant or Beneficiary shall have no rights by way of anticipation or otherwise to assign or dispose of any interest under this Plan.

2.14. If the Deferrals of a Participant who is providing services to an Employer in a country other than the United States is subject to the deferral provision described in Section 2.06(d), such Participant may elect in writing to extend such deferral period to be consistent with the normal terms and conditions of this Plan, provided such written election is made at least twelve (12) months prior to the time when such Participant would otherwise be entitled to receive cash and such election is irrevocable once made.


Section 3:  Administration of Phantom Stock Units

3.01.    Administration of Match Units, Paid Units and Vested Units.

         a. General. The administration of the Match Units, Paid Units and Vested Units shall be done in accordance with rules and definitions that the Benefits Administrator shall in his or her absolute discretion develop from time to time. The Benefits Administrator may delegate his or her responsibilities to other persons, or retain the services of lawyers, accountants, or other outside third parties to assist with the administration of the Plan.

         b. Restrictions on Transfers. A Participant may transfer amounts into or out of Units pursuant to an election made during a thirty (30) day window period following the release of either a quarterly statement of earnings of LNC or the Annual Statement to Shareholders. In the case of any Insider, an election by either the Employer or the Participant to place amounts into Match Units, Paid Units, or Vested Units must remain in Units until death, disability, termination of service, or six (6) months after termination of Insider status occurs.

3.02.    Administration of Unit Grants.

         a. Grant of Awards. The LNCC shall have full and complete authority in its discretion, but consistent with and subject to the express provisions of the Plan, to (i) select the Participants to whom Unpaid Units shall be awarded under the Plan, (ii) determine the number of Unpaid Units to be awarded, and (iii) adopt such rules and restrictions and make all other determinations deemed necessary or desirable for the administration of Unpaid Units pursuant to the Plan. Those individuals who receive Unpaid Units under the Plan for a given year shall be individuals who qualify for participation in the LNC Executive Deferred Compensation Plan for Employees and who are selected by the LNCC as persons who are expected to materially contribute to the growth and profitability of LNC's business. A Participant may be granted Unpaid Units under the Plan upon more than one occasion.

         b. Awards to be Performance Based. Notwithstanding anything contained in this Plan to the contrary, the LNCC will only grant awards based upon the attainment of performance goals which measure the LNC's relative performance against a peer group of companies selected by the LNCC. Each performance goal must be established prior to the beginning of the year or years for which an award is granted. Each performance goal shall measure the value achieved for shareholders of LNC as compared to its peer group of companies.

         c. Timing. The LNCC may award Unpaid Units under the Plan for any year after the effective date of the Plan and after adoption of the Plan by the board of directors of LNC (the "Board"). Awards may be made as of the first day of the first calendar quarter commencing after adoption of the Plan by the Board (the "Plan Inception Date.")

         d. General Vesting Rules. Unpaid Units (unless forfeited in accordance with Section 3.02(g)) shall become Vested Units on either: (i) the date specified by the LNCC at the time that such Units are awarded which is at least six (6) months after the date of the grant or (ii) if the LNCC does not specify a vesting date, then the third anniversary date of the day on which such shares were awarded by the LNCC.

         e. Certain Terminations of Employment Causing Vesting. If a Participant ceases to be in the employ of the Employer by reason of the Participant's: (i) involuntary termination within one year of a Change in Control of LNC, (ii) death, (iii) disability, (iv) termination of employment on account of retirement on or after age 55, or, (v) involuntary termination other than for cause, any Unpaid Units of the Participant shall vest as of the last day of such Participant's employment with the Employer or six
                (6) months after the date of grant,  whichever is later.

         f. Action of LNCC. The LNCC may for any reason vest any Unpaid Units.

         g. Forfeiture of Unvested Units. Subject to Section 3.03(e) (relating to vesting of Unpaid Units upon death, disability, involuntary termination of employment other than for cause), and any action taken by the LNCC pursuant to Section 3.03(f), all of a Participant's Unvested Units shall be forfeited immediately upon the Participant's termination of employment with the Employer for any reason.

3.03. Phantom Dividends on Units. To the extent dividends are paid by LNC or ASFC on common stock of the same class as the Phantom Stock Units, Participants will be credited with phantom dividends. Phantom dividends shall be calculated, on each dividend payment date, as an amount equal to the product of the dividend paid on a share of common stock multiplied by the number of Phantom Stock Units. Any dividends on Unpaid Units are also subject to forfeiture pursuant to Section 3.02(g).

3.04. Determination of Price for Units. The value of a Phantom Stock Unit shall be equal to the final sales price quoted by the New York Stock Exchange Composite Listing of a share of LNC or ASFC common stock of the same class as the Phantom Stock Units on the last business day immediately preceding the calculation.

3.05. Changes in Capital and Corporate Structure. In the event of any change in the outstanding shares of common stock of LNC or ASFC by reason of an issuance of additional shares, recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the number of Phantom Stock Units held by Participants under the Plan shall be proportionately adjusted, in an equitable manner. The foregoing adjustment shall be made in a manner that will cause the relationship between the aggregate appreciation in outstanding common stock and earnings per share of LNC or ASFC and the increase in value of each Phantom Stock Unit granted hereunder to remain unchanged as a result of the applicable transaction.

3.06. Voting. Participant shall not be entitled to any voting rights with respect to the Common Stock of LNC or ASFC as a result of receipt of Match Units, Paid Units, Unpaid Units, or Vested Units.

3.07. Maximum Number of Units. The maximum number of LNC Phantom Stock Units which may be outstanding pursuant to the Plan and the LNC Phantom Stock Plan for Agents together is equal to 1% of the outstanding shares of LNC common stock as of December 31 of the year prior to the year for which the calculation is being made.

3.08. Nontransferability of Units. Units shall not be transferred, assigned, pledged or encumbered.

3.09. Legal Requirements. At the time of the award of Units, LNC may, (i) postpone the date of delivery of the Units until such time as LNC has available for delivery to the Participant a prospectus meeting the requirements of all applicable securities laws, or (ii) impose any reasonable requirements or restrictions on the award of Units.

Section 4:  Miscellaneous Rights, Duties, and Plan Interpretations

4.01. This Plan incorporates the LNC Phantom Stock Plan for Employees. In the event that such incorporation is found to violate any legal requirement then the most recent version of the LNC Phantom Stock Plan for Employees shall be deemed effective and the provisions in this Plan applicable to phantom stock shall be null and void.

4.02. This Plan is not intended to create a contract of employment. The provisions of this Plan shall not limit the right of the Employer to discharge the Participant, or limit the right of the Participant to voluntarily terminate from the service of the Employer.

4.03. The rights of the Participant under this Plan (as well as any right of his or her Beneficiary or estate) shall be solely those of an unsecured general creditor of the Employer and such rights shall not constitute an interest in any specific asset of the Employer.

4.04. The Plan shall be administered by the Benefits Administrator. The Benefits Administrator may establish administrative rules from time to time that are consistent with the provisions of this Plan and may, delegate his or her responsibilities to other persons, or retain the services of lawyers, accountants, or other outside third parties to assist with the administration of the Plan.

4.05. LNC retains the right to amend this Plan prospectively at any time. This Plan may be amended by action of the Board at a meeting held either in person or by telephone or other electronic means, or by unanimous consent in lieu of a meeting. The Board may delegate this amendment power to an officer of LNC or Committee of the Board, in whole or in part, by resolution adopted by the Board. Pursuant to Resolution Number 1193 of the Board, adopted November 8, 1990, the Chief Executive Officer of LNC has been authorized to make any modification to this Plan if such modification is, in the opinion of counsel, required by local, state or federal law or regulation, and the authority to make any discretionary modification to this Plan if such modification is estimated to cost LNC no more than $500,000 in the next full calendar year after the effective date of such modifications. No amendment to this Plan shall serve to reduce amounts previously credited to the Accounts of Participants except as required by state or federal statute, regulation, or court order, or except as provided in Sections 4.08 and 4.10.

4.06. LNC, by action of its Board of Directors, may terminate this Plan for any reason at any time. The Plan will terminate as to all of the Employers on any day specified by LNC if thirty
         (30) days' advance written notice of the termination is given to the Employers. The Plan will terminate as to any individual Employer on the first to occur of the following:

         a. the date it is terminated by that Employer if thirty (30) days' advance written notice is given to LNC;

         b. the date that Employer is judicially declared bankrupt or insolvent;

         c. the dissolution, merger, consolidation or reorganization of the Employer, or the sale by that Employer of all or substantially all of its assets, except as otherwise provided in Section 4.12; or

         d. the date specified by the Board in an action terminating this Plan for one or more specific Employers provided that thirty (30) days' advance written notice is given to the Employer prior to termination of the Plan.

4.07. By participating in the Plan, Participant waives the right to litigate any dispute arising pursuant to this Agreement in any court of otherwise competent jurisdiction. In the event that a Participant disagrees with any decision, action or interpretation of this Plan made by his or her Employer, he or she shall submit in writing a full description of the disagreement. The determination of the Employer as to any disputed questions relating to and concerning construction and interpretation, shall be final, binding, and conclusive upon all persons. The Employer may, but is not required to, agree to assistance in the resolution of any dispute arising under this Plan from a mediator who shall be a disinterested party to the dispute.

4.08. The Employer may in its sole discretion deduct from all contributions, payments and distributions any federal, state, or local taxes or such other amounts as may be required by law to be withheld with respect to such payments. Alternatively, the Employer may in its sole discretion charge each Participant a flat fee based upon the amount of money deferred pursuant to the Plan for purposes of covering any taxes or other amounts required by law to be withheld from payments pursuant to this Plan.

4.09. When appropriate, the singular nouns in this Plan include the plural, and vice versa.

4.10. The Employer may make equitable adjustments under this Plan from time to time, including retroactive adjustments to correct mathematical, accounting, or factual errors made in good faith by the Employer or a Participant. Any such adjustments will be final and binding on all Participants and Beneficiaries.

4.11. This Plan shall be governed and construed in accordance with the laws of the State of Indiana.

4.12. If a Subsidiary ("Affected Corporation") shall cease to meet the definition of a Subsidiary of LNC as a result of sale, merger or other disposition by LNC, LNC shall negotiate in good faith with Affected Corporation or the entity purchasing

         Affected Corporation whichever is appropriate, to have Affected Corporation assume responsibility for the Plan and all liabilities to Participants who are employees of that Affected Corporation. In the event that LNC is unable to divest itself of all liability of the Affected Corporation, then the Participant shall be treated as if he or she had terminated service with the Affected Corporation for purposes of his or her participation in the Plan as an employee of the Affected Corporation. Nothing in this Section 4.12 shall be interpreted to prevent a Participant who remains employed by an Employer from participating in the Plan for future years.

4.13. In the event that LNC fails to maintain and operate a Subsidiary as a separate and identifiable legal entity or diverts assets of a Subsidiary by either declaring dividends or unilaterally causing a Subsidiary to expand its business to such an extent that the diversion of assets results in the Subsidiary having insufficient capital to fund its operations or meet its financial obligations, then, to the extent that Subsidiary is rendered unable to honor its liabilities under the Plan, the Trustee of the LNC Rabbi Trust ("Trust") shall automatically pay all Participants from that Subsidiary their respective account balances in the Plan. In the event the assets within the Trust are insufficient to make such payments, then LNC shall be obligated to pay the balance due to the Participants from the Subsidiary, and to the extent that the Subsidiary is able to honor its obligations under the Plan, the Subsidiary must reimburse either Trustee or LNC for amounts paid on its behalf. Nothing in this Section 4.13 shall be interpreted to require LNC to make a payment under the Plan except to the extent that a Subsidiary is unable to meet its obligations under the Plan as a direct result of specific actions taken by LNC.

4.14. Any payment payable under this Plan to an incompetent or otherwise incapacitated person may, at the sole discretion of the Employer, be made directly to such person or for the benefit of such person through payment to an institution or other entity caring for or rendering service to or for such person or to a guardian of such person or to another person with whom such person resides. The receipt of such payment by the institution, entity, guardian or other person shall be a full discharge of that amount of the obligation by the Employer to the Employee or Beneficiary.

4.15.    Notwithstanding anything contained in Section 2.06, Section
         2.07 or any other provision in this Plan to the contrary, in the event that a Participant is involuntarily terminated for fraud or other fidelity crimes, Participant automatically and irrevocably forfeits all amounts contained in all Accounts established by Employer pursuant to this Plan.

4.16. This amended and restated Plan shall be effective as of May 1, 1996. If any provision of this Plan is deemed invalid or unenforceable, the remaining provisions shall continue in effect.

This amendment and restatement of this Lincoln National Corporation Executive Deferred Compensation Plan for Employees is hereby approved.



___________________________________                      April 22, 1996
Ian M. Rolland
Chief Executive Officer
Lincoln National Corporation


___________________________________                      April 22, 1996
Witness


XLW/PCDocs No. 13021\1
4/22/96


                                APPENDIX A

                             INVESTMENT OPTIONS


The amount of earnings credited to each Participant's Account will be in accordance with the performance of the LNL Variable Annuity Account C Multi-Funds which the Participant selects. Neither the Employers nor Lincoln National Corporation is under any obligation to effectuate any investment option selection.


______     Money Market Fund          ______     Putnam Master Fund

______     Social Awareness Fund      ______     Growth Fund

______     Fixed Fund                 ______     Bond Fund

______     Managed Fund               ______     Special Opportunities Fund

______     International Fund         ______     Lincoln National Equity
                                                 Income Fund, Inc.

______     Lincoln National Aggres-   ______     Lincoln National Capital
           Growth Fund, Inc.                     Appreciation Fund, Inc.

______     LNC Phantom Stock          ______     ASFC Phantom Stock



                             AMENDMENT TO
                     LINCOLN NATIONAL CORPORATION
           EXECUTIVE DEFERRED COMPENSATION PLAN FOR EMPLOYEES

    By virtue and in exercise of the power granted to the Chief Executive Officer of Lincoln National Corporation by resolution of its Board of Directors, the Lincoln National Corporation Executive Deferred Compensation Plan for Employees (the "Plan"), is hereby amended effective January 1,1996, by adding the following Supplement A thereto:


                               SUPPLEMENT A
                                    TO
                        LINCOLN NATIONAL CORPORATION
                    Executive Deferred Compensation Plan

Purpose and Application.

The purpose of this Supplement A is to modify and supplement the provisions of the Plan, as applied to each individual who was at the time of the deferral an employee of the Delaware Management
Holdings, Inc. ("DMH") or its subsidiaries, hereinafter referred to as a "DMH Participant."

Definitions.

Unless the context of the Plan or this Supplement A clearly implies or indicates the contrary, a word, term or phrase used or defined in the Plan is similarly used or defined in this Supplement A.

Modification of Plan.

The following provisions, sections and subsections of the Plan shall be modified, deleted, or added as indicated with respect to participation in the Plan by DMH Participants:

     1. Subsections 2.03(b) and (d) relating to the 401(k) Plan do not apply;

     2.    All references in Section 2 to the Match are not applicable;

     3. The reference in subsection 2.04 to a hardship withdrawal from the 401(k) Plan causing an automatic revocation in the Plan, shall be changed so that a hardship withdrawal from any defined contribution plan maintained by DMH or any subsidiary, shall also cause automatic revocation of participation in the Plan for the remainder of the calendar year;

     4. Subsection 2.10 shall apply for the 12 month period beginning on January 1, 1996, the date DMH and its subsidiaries began participation in the Plan;

     5.    DMH shall not be eligible for Unit Grants under subsection
           3.02;

     6. Subsections 4.12 and 4.15 shall be inapplicable to DMH Participants. In the event that DMH is no longer a subsidiary of LNC, DMH will retain full liability for all payments under the terms of the Plan relating to periods that individuals were employed by DMH and its subsidiaries; and

     7. Subsection 4.13 is modified to provide that LNC (rather than a Rabbi Trust) shall make payments to DMH Participants in the event that specific actions taken by LNC (listed in the subsection) cause DMH to be unable to meet its obligation to a DMH Participant, and further, that the payment of such amount is not accelerated but will be made at a time when the payments under the Plan shall otherwise be due.

DMC Profit-Sharing Plan.

In the event that an individual's deferral of compensation under the Plan causes a reduction in the amount that would have been contributed to the Delaware Management Company Employee Profit Sharing Plan ("DMC Profit Sharing Plan"), such additional amount that would have been contributed to the DMC Profit Sharing Plan shall be credited to this Plan as of the same date as the contribution to the DMH Profit Sharing Plan is made, and shall be subject to the same vesting schedule.

Investment Options.

The Investment Options listed on Appendix A that are offered to DMH Participants may be limited as determined in the sole discretion of the Chairman of DMH or his designee.


     IN WITNESS WHEREOF, the Chief Executive Officer of the
Corporation has executed this Amendment this _______ day of July, 1996.

                                      LINCOLN NATIONAL CORPORATION


                                      By:
                                         Ian M. Rolland
                                         Chief Executive Officer

XLW/PCDocs No. 2699\1
7/09/96


                             SECOND AMENDMENT
                        LINCOLN NATIONAL CORPORATION
               EXECUTIVE DEFERRED COMPENSATION PLAN FOR EMPLOYEES


     By virtue and in exercise of the power granted to the President of Lincoln National Corporation by resolution of its Compensation Committee on February 16, 1998, the Lincoln National Corporation Executive Deferred Compensation Plan for Employees (the "Plan"), is hereby amended effective as of February 16, 1998 as follows:

     1. Section 2.06 is deleted in its entirety and replaced with the following:

           2.06. The Participant's Account shall be paid to the Participant (or his or her Beneficiary) in one lump sum not later than thirty (30) days following the first to occur of the Participant's (a) death, (b) total disability, (c) termination of any and all services as an employee with the Employer, or (d) solely in the case of Participants providing services to an Employer in a country other than the United States, such other period as determined in the sole discretion of the Benefits Administrator.

     2. Section 3.01.b. is deleted in its entirety and replaced with the following:

           3.01.b. Restrictions on Transfers. A Participant may transfer amounts into or out of Units pursuant to an election made during a thirty (30) day window period following the release of either a quarterly report of earnings of LNC or the annual report to shareholders. In the case of any Insider, an election by either the Employer or the Participant to place amounts into Match Units, Paid Units, or Vested Units will remain in Units until the earlier of (a) the first to occur that is six (6) months after the date of the date of death, disability, or termination of service of the Insider, or (b) the date that is six (6) months after termination of Insider status; provided, however, that the LNCC or its delegate may permit an Insider to transfer amounts out of Units subject to all conditions specified to assure compliance with Section 16 of the Securities Exchange Act of 1934, as amended.


         IN WITNESS WHEREOF, the President of the Corporation has executed this Second Amendment this _______ day of February 1998.

                                       LINCOLN NATIONAL CORPORATION


                                       By:
                                          Jon A. Boscia
                                          President


PCDocs No. 67031\1
February 18, 1998